AMENDMENT NUMBER FOUR TO BUSINESS FINANCING AGREEMENT
AND WAIVER OF DEFAULT
This AMENDMENT NUMBER FOUR TO BUSINESS FINANCING AGREEMENT AND WAIVER OF DEFAULT (this “Amendment”), dated as of May 22, 2019, is entered into by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), on the one hand, and DIGITAL TURBINE, INC., a Delaware corporation (“Parent”), DIGITAL TURBINE USA, INC., a Delaware corporation (“USA”), and DIGITAL TURBINE MEDIA, INC., a Delaware corporation (“Media”) (Parent, USA, and Media are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), on the other hand, with reference to the following facts:
A.    Borrowers and Lender previously entered into that certain Business Financing Agreement, dated as of May 23, 2017, as amended by that certain Amendment Number One to Business Financing Agreement and Waiver of Defaults, dated as of July 19, 2017, that certain Amendment Number Two to Business Financing Agreement and Waiver of Default, dated as of August 3, 2018, and that certain Amendment Number Three to Business Financing Agreement and Waiver of Defaults, dated as of January 2, 2019 (as so amended, the “Agreement”).
B.    Borrowers are in default of the provision of the Agreement set forth on Schedule A attached hereto, as at the date indicated in such Schedule (the “Existing Default”).
C.    Borrowers have requested that Lender (1) waive the Existing Default, and (2) make certain other changes to the Agreement, which Lender is willing to do, subject to the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
1.Defined Terms. All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.
2.    Amendment to Section 1.1. Clause (d) of Section 1.1 of the Agreement is hereby amended in its entirety as follows:
(d) Borrowers demonstrate compliance with (i) the covenants set forth in Section 4.12(a) and 4.14 for the most recent 3 month ends, and (ii) the covenant set forth in Section 4.12(b) for the most recent fiscal quarter end.
3.    Amendments to Section 2.2(a) and (b). Sections 2.2(a) and (b) of the Agreement are hereby amended in their entirety as follows:

(a)
Termination Fee. In the event the Line of Credit under this Agreement is terminated by Borrowers prior to May 23, 2020, Borrowers shall pay the Termination Fee to Lender; provided that if this Agreement, following Borrowers' request and the consent of Lender (which consent shall not be unreasonably withheld), is transferred to an operating division of Lender other than the Capital Finance Group, the transfer will not be deemed a termination resulting in the payment of the Termination Fee; provided that Borrowers agree, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, and provided further that such transfer is not as a result of an Event of Default.

Amendment Number Four to Business Financing Agreement and Waiver of Default

(b)	Unused Line Fee. The accrued and unpaid Unused Line Fee shall be due and payable within 10 calendar days after each Month End during the term hereof.
4.    Amendment to Section 4.8(a). Section 4.8(a) of the Agreement is hereby amended in its entirety as follows:

(a)
Within 180 days of the fiscal year end, the annual financial statements of Parent, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Lender) by Parent’s current (as of the date hereof) Certified Public Accountants or another Certified Public Accountant acceptable to Lender. The statements shall be prepared on a consolidated and consolidating basis in accordance with GAAP.

5.    Amendments to Sections 4.8(i) and (j). Sections 4.8(i) and (j) of the Agreement are hereby amended in their entirety as follows:

(i)
Within 15 days after the end of each calendar month, a roll forward domestic borrowing base certificate, in substantially the form attached hereto as Exhibit B, setting forth Domestic Eligible Receivables and Receivable Amounts thereof as of the last day of the preceding reporting period.

(j)
(i) within 15 days after the end of each calendar month, a detailed aging of each Borrower's receivables by invoice date and due date, together with payable aging by invoice date and due date, inventory analysis, sales or billing journal, cash receipts report, and such other matters as Lender may request; and (ii) within 15 days after the end of each calendar month, a payable aging by invoice date and due date as of the 3rd Business Day after the end of such month.

6.    Amendment to Section 4.8. The paragraph immediately following Section 4.8(k) of the Agreement is hereby deleted.
7.    Amendments to Section 4.12. Sections 4.12(a) and (b) of the Agreement are hereby amended in their entirety as follows:

(a)
Quick Ratio not at any time less than the ratio indicated in the table below opposite the applicable period in which the test date occurs, measured as of the end of each month during which any Advances were outstanding:

Amendment Number Four to Business Financing Agreement and Waiver of Default

Period	Quick Ratio
May 31, 2019 – August 31, 2019	0.75 to 1.00
September 1, 2019 – February 28, 2020	0.80 to 1.00
March 1, 2020 – August 31, 2020	0.85 to 1.00
September 1, 2020 and thereafter	0.90 to 1.00

(b)	trailing 6 months EBDAS not less than $1.00, tested as of each fiscal quarter end during which any Advances were outstanding.
8.    Amendment to Section 4.14. Section 4.14 of the Agreement is hereby amended in its entirety as follows:

4.14
Not permit Borrowers’ trade accounts payable that are 60 days or more past invoice due date to exceed 20% of Borrowers’ total accounts payable in aggregate, measured as of the 3rd Business Day of each calendar month during which any Advances were outstanding.

9.    Amendments to Section 12.1.
(a)    The following defined terms set forth in Section 12.1 of the Agreement are hereby amended in their entirety as follows:
“Domestic Credit Limit” means $20,000,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to Domestic Eligible Receivables.
“Domestic Facility Fee” means a fee equal to 0.20% of the Domestic Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advances are outstanding or available hereunder.
“Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 0.50 percentage points with respect to Advances made under the Domestic Line of Credit, plus an additional 5.00 percentage points during any period that an Event of Default has occurred and is continuing.
“Maturity Date” means May 23, 2021 or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.
“Prime Rate” means the greater of 5.50% per year or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

Amendment Number Four to Business Financing Agreement and Waiver of Default

(b)    Clause (i) of the definition of “Domestic Eligible Receivable” set forth in Section 12.1 of the Agreement is hereby amended in its entirety as follows:

(i)
the Account Debtor on the Receivable is not any of the following: (1) an employee, Affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower; (2) the U.S. government or any agency or department of the U.S. government unless the applicable Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against such Borrower; (3) any person or entity located in a foreign country unless (A) such person or entity is a well-qualified, multi-national Fortune 1000 entity, that is approved by Lender on a case-by-case basis in its sole discretion; or (B) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date (or within 120 days as approved by Lender on a case-by-case basis in its sole discretion).

(c)    The following new defined terms are hereby added to Section 12.1 of the Agreement in alphabetical order:
“EBDAS” means earnings before depreciation, amortization, stock compensation, non-cash warrant and derivative liability expense, and any other onetime non-recurring expenses Lender deems appropriate.
“Quick Ratio” means unrestricted balance sheet cash, plus trade accounts receivable net of any reserve for uncollectable accounts and excluding any receivables from affiliates whether trade or otherwise, divided by all liabilities denoted as current according to GAAP, and including any Advances whether or not denoted as a current liability. The current liabilities will exclude deferred revenue (if any), but will include all accrued license fees and revenue share obligations.
“Unused Line Fee” means, with respect to each month, commencing with the month ending May 31, 2019, a fee in an amount equal to the product of (a) 0.10% per annum times (b) the difference of (i) the lesser of the Domestic Credit Limit or the Borrowing Base, minus (ii) the sum of the average outstanding Advances during such month (including deemed Advances with respect to the International Sublimit and the total amount of the Cash Management Sublimit). The Unused Line Fee shall be calculated on the basis of a year of 360 days for the actual days elapsed.
(d)    The following defined terms set forth in Section 12.1 of the Agreement are hereby deleted:
“Borrower Agreement”
“Current Ratio”
10.    Replacement Exhibit A. Exhibit A attached to the Agreement is hereby replaced with Exhibit A attached to this Amendment.

Amendment Number Four to Business Financing Agreement and Waiver of Default

11.    Waiver of Existing Default. Upon the terms and subject to the conditions set forth in this Amendment, Lender hereby waives the Existing Default. This waiver of the Existing Default shall be effective only in this specific instance and for the specific purpose for which it is given, and shall not entitle Borrowers to any other or further waiver in any similar or other circumstances.
12.    Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions to the satisfaction of Lender:
(a)    Lender shall have received this Amendment, duly executed by Borrowers;
(b)    Lender shall have received payment in full of the Domestic Facility Fee and the Due Diligence Fee due on May 23, 2019;
(c)    After giving effect to this Amendment, no Event of Default or Default shall have occurred and be continuing; and
(d)    After giving effect to this Amendment, all of the representations and warranties set forth herein and in the Agreement shall be true, complete and accurate in all respects as of the date hereof (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement).
13.    Representations and Warranties. In order to induce Lender to enter into this Amendment, each Borrower hereby represents and warrants to Lender that:
(a)    After giving effect to this Amendment, no Event of Default or Default is continuing;
(b)    After giving effect to this Amendment, all of the representations and warranties set forth in the Agreement and in the Agreement are true, complete and accurate in all respects (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement); and
(c)    This Amendment has been duly executed and delivered by Borrowers, and the Agreement continues to constitute the legal, valid and binding agreements and obligations of Borrowers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.
14.    Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment electronically shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment electronically also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
15.    Integration. The Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.
16.    No Other Waiver. Except as provided in Section 11 above, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a

Amendment Number Four to Business Financing Agreement and Waiver of Default

waiver of any Default or Event of Default, whether or not known to Lender and whether or not existing on the date of this Amendment.
17.    Release.
(a)    Each Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Each Borrower certifies that it has read the following provisions of California Civil Code Section 1542:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
(b)    Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.
18.    Reaffirmation of the Agreement. The Agreement as amended hereby and all other agreements, instruments and documents executed in connection therewith remain in full force and effect.
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Amendment Number Four to Business Financing Agreement and Waiver of Default

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

DIGITAL TURBINE, INC., a Delaware corporation By: Name: Title:
DIGITAL TURBINE USA, INC., a Delaware corporation By: Name: Title:
DIGITAL TURBINE MEDIA, INC., a Delaware corporation By: Name: Title:

[Signatures continue on the following page]

Amendment Number Four to Business Financing Agreement and Waiver of Default

WESTERN ALLIANCE BANK, an Arizona corporation By: Name: Title:

Amendment Number Four to Business Financing Agreement and Waiver of Default

Schedule A
to
Amendment Number Four to Credit Agreement and Waiver of Default
Existing Default

Section / Covenant	Required	Actual
Section 4.12(b) – performance to plan
Quarterly consolidated revenue of Parent, measured as of the end of each fiscal quarter during which any Advances were outstanding, to not negatively deviate by more than 15% from the projections approved by Parent's board of directors and delivered to Lender pursuant to Section 4.8(e) hereof.
$27,000,000 vs projection of $34,000,000 for the fiscal quarter ending March 31, 2019

Amendment Number Four to Business Financing Agreement and Waiver of Default